Exhibit (n)(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-2 of Fifth Street Finance Corp. of our report dated December 1, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Fifth Street Finance Corp., which appears in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, NY
December 7, 2010